EXHIBIT 10.1

Execution Copy

July 7, 2008

Weight Watchers International, Inc.

and

Weight Watchers Danone China Limited

INTELLECTUAL PROPERTY LICENSE AGREEMENT

SCHEDULE A LLC MARKS

ANNEX 1 F & B LICENSE AGREEMENT

i

INTELLECTUAL PROPERTY LICENSE

THIS INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Agreement”), dated this 7th day of July, 2008, is entered into by and between Weight Watchers International, Inc., a company duly organized under the laws of Virginia, (“Licensor”), and Weight Watchers Danone China Limited, a company duly organized and existing under the laws of Hong Kong (the “Company”, and together with Licensor, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Licensor has expended considerable time, effort and resources developing an international network of businesses throughout the world devoted to weight management (the “Weight Watchers Business”);

WHEREAS, Licensor owns valuable intellectual property and know-how used in connection with the marketing and operation of the Weight Watchers Business;

WHEREAS, Weight Watchers Asia Holdings Ltd. (“WTW”) and DAP (as defined herein) have entered into a Joint Venture Agreement on February 5, 2008 (and, together with any and all amendments thereto, the “Joint Venture Agreement”) setting forth the terms and conditions of their investment in the Company;

WHEREAS, the Company has been formed by WTW and DAP as of March 7, 2008 for the purpose of developing and operating the Approved Lines (as defined herein) in the Territory (as defined herein);

WHEREAS, in connection with the Joint Venture Agreement, Licensor has agreed to license the Licensed IP (as defined herein) to the Company and to provide certain know-how to the Company for use in connection with the Approved Lines in accordance with the terms and conditions set forth herein; and

WHEREAS, the Company wishes to exploit the Licensed IP and certain know-how pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual agreements and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere herein, as used in this Agreement, the following terms have the meanings specified below when used in this Agreement:

“Affiliate” of a Person (the “Subject Person”) means any other Person directly or indirectly Controlling, Controlled by, or under common Control with, the Subject Person; provided, however, (i) the Company and its Subsidiaries shall not be deemed Affiliates of Licensor or DAP (ii) Licensor and DAP shall not be deemed Affiliates of each other, and (iii) Artal and Artal’s Affiliates, other than Licensor or subsidiaries of Licensor, shall not be deemed Affiliates of Licensor.

“Approved Lines” means (i) the operation of Classes; (ii) the manufacture and in-Class sale of products, including the Food and Beverage Products (the “Class Products”) branded with one or more of the trademarks, trade names, logos, symbols, insignia, trade dress or other source identifiers owned by or licensed to Licensor (collectively, the “Marks”); (iii) the production, publication and distribution of a print magazine branded with one or more of the Marks; (iv) the offering to individuals via the Electronic Medium of (a) the Class Products or (b) electronic weight reduction or weight maintenance subscription products similar to those offered by Licensor outside the Territory (the items referred to in clauses (ii) through (iv) of this definition shall be referred to together as the “Licensed Products”); and (v) any extensions, alterations, modifications or expansions of the foregoing approved pursuant to Section 2.3(b).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the PRC, Hong Kong or the U.S. are required or authorized by law or executive order to be closed.

“Classes” means the presentations of the Licensed Techniques, through a structured program defined by Licensor, in live, in-person classes held at physical locations.

“Commercial Launch Date” means the date that is six (6) months from the Soft Launch Date.

“Confidential Information” means (i) the User Data, Standards, Licensed IP and all Modifications and Company Improvements; (ii) all information disclosed by a Party (the “Disclosing Party”) or its Representatives to the other Party (the “Receiving Party”) or any of Representatives, including all information concerning the Disclosing Party’s, or any of its Affiliates’, businesses, finances, designs, advertising, marketing, sales, plans for future developments and internal processes or systems whether furnished before or after the date hereof and whether furnished in oral, written, visual, machine readable or any other form, and regardless of the manner in which it is furnished (including by fax and any other form of electronic delivery); and (iii) any document or material prepared by the Receiving Party or its Representatives based on any confidential information described in sub-paragraphs (i) and (ii) of this definition and all copies, extracts, reproductions, summaries or analyses of any such information (whether created by the Receiving Party, its Representatives or any other Person), including all digital and electronic copies. Confidential Information shall not include information that: (a) is already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information from the Disclosing Party or its Representatives; (b) is or becomes part of the public domain other than by breach of this Agreement, or other wrongful act, by the Receiving Party or its Representatives (and in the case of the Company, its Subsidiaries); (c) is developed by the Receiving Party (and in the case of the Company, a Subsidiary) independently of and without reference to any Confidential Information; or (d) is received by the Receiving Party (and in the case of the Company, its Subsidiary) from a third party who is not under any obligation to maintain the confidentiality of such information. The Receiving Party shall have the obligation of demonstrating that such an exception to the definition of Confidential Information exists.

“Control” with respect to any Person, means (i) holding, whether individually or in concert with one or more other Persons, directly or indirectly, any fraction of the capital of such Person giving the holder the majority of the voting rights of such Person; (ii) holding alone the majority of the voting rights of such Person (including pursuant to the provisions of a shareholders’, investors’ or other equity holders’ agreement, undertaking or arrangement); (iii) being able, whether individually or in concert with one or more other Persons, to effectively determine decisions taken at any such Person’s shareholders’ or other equity holders’ meetings (or pursuant to any written consent or other action in lieu thereof); or (iv) being a shareholder or other equity holder of such Person and having, whether individually or in concert with one or more other Persons, the power to appoint a majority of the members of the board of directors, management, supervisory or administrative body of such Person. The terms “Controls”, “Controlled” and “Controlling” shall have corresponding meanings.

“Customer” means a Member, Subscriber or other purchaser of Company products or services.

“Effective Date” means March 7, 2008.

“Electronic Medium” means the Internet and any other related or similar form of interactive and connected electronic delivery or digital transmission that now exist or may hereafter be developed.

“Food and Beverage Products” means food and beverage products using the LLC Marks manufactured by the Company or by a third party manufacturer on behalf of the Company.

“DAP” means Danone Dairy Asia, a company incorporated under the laws of France.

“Licensed Business” means the business of operating the Approved Lines in the Territory, including the advertising and promotion of the Approved Lines in the Territory.

“Licensed IP” means the Licensed Marks, Licensed Materials and Licensed Techniques.

“Licensed Marks” means (i) the trademark and service mark “Weight Watchers” and (ii) such other trademarks, service marks, names, logos, symbols, insignia, trade dress and other source identifiers owned by or licensed to Licensor in the Territory and used in the Approved Lines, including all brands and trade names used by the Company in connection with the Licensed Business pursuant to Section 3.1, which are reasonably requested in writing by the Company to be licensed hereunder.

“Licensed Materials” means those textual, visual or audiovisual materials or other works and materials, whether or not subject to copyright protection, owned by Licensor and used in connection with the Approved Lines, as designated from time to time by Licensor. For the avoidance of doubt, the Licensed Materials shall not include any software, source code or other technology.

“Licensed Techniques” means those methods, techniques, programs, procedures, trade secrets, know-how, patents and unpatented inventions owned by Licensor as may be used by Licensor or its other franchisees in connection with the Approved Lines, including Licensor’s weight loss or weight control plans, which are reasonably requested in writing by the Company to be licensed hereunder. For the avoidance of doubt, the Licensed Techniques shall not include any software or source code.

“LLC Classes” means International Trademark Classes 1, 5, 29, 30, 31, 32 and 33 (or comparable classes).

“LLC Marks” means those trademarks within the LLC Classes owned by WW Foods, LLC identified on Schedule A.

“Member” means an individual who has registered for, joined or otherwise attend Classes offered by the Company or its Affiliates.

“Modifications” means any and all modifications, developments or improvements made by Licensor or one of its Affiliates to the Licensed IP.

“Person” means any individual, firm, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government (or agency or political subdivision thereof), or other entity of any kind.

“PRC” or “China” means the People’s Republic of China.

“Soft Launch Date” means the date that is twelve months from the date of the Joint Venture Agreement.

“Subscriber” means an individual who has signed up to use products or tools on the Web Site.

“Subsidiary” means any Person wholly owned by the Company.

“Territory” means the PRC. For the purposes of this Agreement, Taiwan and the special administrative regions of Hong Kong and Macau shall not be considered part of the Territory.

“Transfer” means, whether voluntarily or involuntarily, to give, sell, issue, assign, pledge, encumber, hypothecate, grant a security interest in or otherwise dispose or convey, whether in one transaction or a series of related transactions. The terms “Transferee,” “Transferor,” “Transferred” and other forms of the word “Transfer” shall have the correlative meanings.

“U.S.” or “United States” means the United States of America.

“Web Site and Technology Services” means any and all services related to (i) the development and maintenance of a web site or other successor technology that may exist in the future for delivering information, products, tools or services via the Electronic Medium (each such site, a “Web Site”), (ii) providing any technology services related to the Electronic Medium (such as eCRM, database maintenance and web hosting services), or (iii) developing or providing any other consumer-facing or retail point-of-sale systems, technologies or applications (such as the CHAMP networked software application or any similar application that may be used by the Company or its Subsidiaries to store Customer transaction data and provide receipts).

1.2 The following terms have the meanings specified in the indicated Sections:

Term	Section
Additional Services	4.3(a)
Alternative Means	6.1
Alternative Means of Modification	6.3
Approved Lines	2.3(b)
Approved Use	3.6
Agreement	Preamble
Arbitrators	11.6(b)
Class Products	1.1
Company	Preamble
Company’s Local Counsel	6.1
Company Materials	6.4(a)
Company Improvements	2.6
Counsel Modified Standards	6.3

Disclosing Party	1.1
F&B License Agreement	6.7
Force Majeure Event	11.4
Joint Venture Agreement	Recitals
Licensed Products	1.1
Licensor	Preamble
Licensor Termination Trigger	10.2(c)
Marks	1.1
Milestones	3.4
MPT	3.4
Operating Manual	6.2
Parties	Preamble
Party	Preamble
PRC Withholding Rate	5.1
Receiving Party	1.1
Representatives	9.1
Resolution Representative	11.6(a)
Revenues	5.1
Royalty	5.1
Rules	11.6(b)
Standards	6.1
Subject Person	1.1
Sublicense Royalties	5.1
Term	10.1
User Data	3.6
Web Site	1.1
WTW	Recitals
Weight Watchers Business	Recitals

1.3 Interpretation. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

(a) Unless a clear contrary intention appears: (i) the singular number includes the plural number and vice versa; (ii) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (v) reference to any law, rule or regulation means such law, rule or regulation as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including all rules and regulations promulgated thereunder, and reference to any section or other provision of any law, rule or regulation means that provision of such law, rule or regulation from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision; (vi) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof; (vii) numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement; (viii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (ix) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; (x) any term in any Schedule or Exhibit hereto shall have the meaning ascribed to such term in this Agreement, unless otherwise defined therein; (xi) reference to dollars or $ shall be deemed to refer to U.S. Dollars; and (xii) reference to a year or to a quarter means the fiscal year or fiscal quarter of the Company, respectively, and reference to a month means a calendar month.

(b) It is the intention of the Parties that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the Parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.

ARTICLE II

RIGHT TO USE THE LICENSED IP

2.1 License. Subject to the terms and conditions set forth herein, Licensor hereby grants to the Company, and the Company hereby accepts, a non-transferable, limited right and license for the duration of the Term to (a) use the Licensed IP (including any Modifications) solely for the operation of the Licensed Business in the Territory and (b) use the Licensed Marks in connection with the trade name of the Company or any Subsidiary.

2.2 Sublicense. The Company may not sublicense any of the rights granted herein or authorize any person to act as its agent in connection with its obligations herein without the prior written consent of Licensor, which consent shall not be unreasonably withheld; provided, however, the Company may, without Licensor’s consent, sublicense its rights hereunder to its Subsidiaries or independent contractors engaged by the Company or its Subsidiaries in lieu of employees solely to present the Company’s or its Subsidiaries’ Classes and in such case, the right to sublicense shall be limited to the extent required for such independent contractors to present the Company’s or its Subsidiaries’ Classes (provided that the form of any agreement to be used with such independent contractors shall be subject to Licensor’s approval, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b)). The Company shall be liable for any breach of the terms hereof by any Subsidiary or independent contractor to whom a sublicense is granted pursuant to this Section 2.2, and such Subsidiary shall in addition be directly liable to Licensor. No sublicensee hereunder, other than a Subsidiary with the prior written consent of Licensor, which consent shall not be unreasonably withheld, shall have the right to further sublicense any rights granted herein.

2.3 Exclusivity.

(a) For the duration of the Term, Licensor (i) shall not, and shall not authorize any other Person to, engage in the Approved Lines within the Territory, including licensing the Licensed IP to any Person, other than the Company, for use in the Approved Lines in the Territory, (ii) shall not, and shall not authorize any other person to, conduct any of the Approved Lines outside of the Territory so as to target residents of the Territory, and (iii) shall use reasonable efforts not to, and ensure that its licensees and franchisees conducting the Approved Lines outside of the Territory do not, target residents of the Territory.

(b) For the duration of the Term, the Company and its Subsidiaries shall not conduct any business other than that of the Approved Lines and shall ensure that only the Licensed Techniques, and no other technique or method, are presented in Classes or otherwise utilized by the Company in the operation of the Licensed Business. Any alteration, modification or expansion of a pre-existing Approved Line or business extension by the Company beyond the Approved Lines shall require Licensor’s prior written approval, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b), and in the case of a proposed alteration, modification or expansion of a pre-existing Approved Line, such approval shall not be unreasonably withheld; provided, however, Licensor may, in its sole discretion, grant or withhold its approval of any business extension or the offering of an Approved Line through a new medium. Upon approval by Licensor in accordance with the terms hereof, such business extension, alteration, modification or expansion shall constitute part of the “Approved Lines” for purposes of this Agreement.

2.4 Territory. The Company and its Subsidiaries shall operate the Licensed Business solely in the Territory and shall not conduct the Approved Lines in a manner that would target Persons resident outside the Territory.

2.5 Licensor Modifications. Licensor and its Affiliates shall have the right to add to and otherwise modify the Licensed Techniques or the Licensed Marks, from time to time, including changes deemed necessary by Licensor or its Affiliates to reflect changes in the content of or manner of presenting Classes, Licensed Products, standards of quality, or the manner of operation of the Approved Lines. Licensor shall disclose all Modifications to the Company and such Modifications shall constitute “Licensed IP” for all purposes of this Agreement.

2.6 Company Improvements. The Company, its Subsidiaries, or third parties operating on the Company’s or its Subsidiaries’ behalf, may, subject to Licensor’s approval, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b), make modifications or translations to adapt the Licensed IP for use in the Licensed Business, create intellectual property derived from the Licensed IP, or develop ideas, concepts, methods, techniques, products and services relating to the development and operation of the Licensed Business (collectively, “Company Improvements”). All Company Improvements shall constitute “Licensed IP” for purposes of this Agreement and shall be exclusively owned by Licensor. The Company and its Subsidiaries shall, and hereby do irrevocably, assign all rights in and to the Company Improvements to Licensor.

2.7 Assignments. In furtherance of the obligations of the Company and its Subsidiaries to assign Company Improvements to Licensor in accordance with Section 2.6, the Company and its Subsidiaries shall each obtain, with all of their respective employees, subcontractors, consultants and other parties making modifications or translations to adapt the Licensed IP for use in the Licensed Business, enforceable contracts, in form and substance reasonably acceptable to Licensor containing provisions whereby all intellectual property, including any and all inventions and improvements conceived and developed by such employees, subcontractors, consultants or other parties shall be transferred and assigned to, and owned in full by the Company and its Subsidiaries.

2.8 Reservation of Rights. Licensor hereby retains, and reserves all rights not expressly licensed to the Company herein, including the rights to use the Licensed IP for any purpose within the Territory other than to engage in the Approved Lines. Notwithstanding the above, Licensor shall not use the Licensed IP in the Territory in a manner that fundamentally damages the image of Licensor and the Company, it being understood and agreed that in no event shall any use of the Licensed IP in the Territory be deemed to fundamentally damage the image of Licensor or the Company if Licensor uses the Licensed IP in a manner substantially similar to any use Licensor has previously made or is currently making of the Licensed IP anywhere in the world or in connection with any substantially similar business in which Licensor has been previously or is currently engaged anywhere in the world. For illustrative purposes only, the following uses of the Licensed IP would be considered fundamentally damaging to the image of Licensor and the Company, and Licensor will not engage in the following uses of the Licensed IP: in connection with firearms, tobacco products or pornography.

ARTICLE III

INTELLECTUAL PROPERTY RIGHTS

3.1 Trade Names. Licensor and the Company shall mutually agree upon the trade name(s) to be used by the Company (and any Affiliates and Subsidiaries) and the brands under which the Licensed Business shall be conducted in the Territory. Such trade names and brands shall be owned by Licensor and included in the Licensed Marks licensed under this Agreement.

3.2 Ownership of Licensed IP. All uses of the Licensed IP, including all goodwill associated with any use of any of the Licensed Marks or other trademarks or trade names included in the Licensed IP, shall inure exclusively to Licensor. The Company and its Subsidiaries shall, and hereby do, irrevocably assign to Licensor any and all rights that they may acquire in the Licensed IP including any goodwill associated therewith by virtue of the Company’s or its Subsidiaries’ use thereof pursuant to this Agreement. The Company hereby acknowledges and agrees that Licensor or its Affiliates own and control all worldwide rights, title and interest in and to the Licensed IP and all Modifications and Company Improvements, which shall remain the sole property of Licensor or its Affiliates throughout the Term and thereafter, subject only to the Company’s limited right to use the Licensed IP (including Modifications and Company Improvements) as set forth herein and, except for the exclusive rights granted in Section 2.3(a), nothing contained herein shall limit the right and ability of Licensor, its Affiliates, licensees and franchisees to exploit, license, distribute, sell or otherwise use the Licensed IP.

3.3 No Challenge. The Company and its Subsidiaries shall not, during the Term or thereafter, directly or indirectly, challenge or assist any Person in challenging the validity of the Licensed IP as it may exist anywhere in the world or Licensor’s or its Affiliates’ right, title and interest in and to any of the Licensed IP as it may exist anywhere in the world.

3.4 Protection of Licensed IP. Licensor shall exercise its reasonable efforts to protect the Licensed IP by, whenever practicable, taking the necessary steps to register and maintain the registration of, at its own expense, the Licensed IP with the proper governmental authorities in the Territory. The Company shall cooperate with Licensor in good faith and shall, where practicable or as reasonably requested by Licensor, take all reasonable actions in connection with the filing, prosecution and maintenance of any registered rights or any other type of protective measures, for the Licensed IP in the Territory. Notwithstanding the foregoing, to the extent that local ownership of any Licensed IP is required pursuant to applicable law in the Territory, the Parties shall cooperate to effect, prosecute and maintain such filings in a manner that satisfies such legal requirements while maintaining Licensor’s ultimate ownership and control over the Licensed IP and any applications or registrations therefor in the Territory; provided that Licensor shall reimburse the Company for all reasonable third-party costs incurred by the Company in connection with such cooperation, filings, prosecution and maintenance.

3.5 Enforcement of Licensed IP. The Company shall promptly notify Licensor in writing if and when the Company or any of its Subsidiaries becomes aware that any Person is infringing, misappropriating, has access to, or is otherwise using the intellectual property of Licensor or any of its Affiliates anywhere in the world without authorization from Licensor or such Affiliate. Licensor shall, when reasonable, institute administrative or legal proceedings to enjoin any action which it regards as an infringement of the Licensed IP, or take such other steps with respect to such infringement as it deems necessary. For purposes of determining whether it is reasonable to institute administrative or legal proceedings in accordance with the provisions of this Section 3.5, Licensor shall, in its sole good faith discretion, consider the impact of any such allegedly infringing action on the Licensed Business in the Territory, including the impact on the ability of the Company to reach any of the MPTs or Milestones (each as defined in the Joint Venture Agreement). The Company shall, at its sole cost and expense, cooperate with Licensor and provide Licensor with such assistance and information as may be reasonably requested by Licensor in respect of any such action; provided, however, that all reasonable third-party costs shall be borne by Licensor. Any monetary recovery or settlement payable as a result of any such action shall be the exclusive property of Licensor; provided, however, that where the Company has suffered losses as a result of such infringement, the Company shall be entitled to a share of such recovery or settlement calculated as follows: the portion of such recovery or settlement, following deduction of all of Licensor’s reasonable third party costs and expenses relating to such proceedings or settlement, corresponding to the proportion of the Company’s losses to the total losses experienced by the Company, Licensor and any of Licensor’s Affiliates, licensees or franchisees. In the event Licensor elects not to institute administrative or legal proceedings to enjoin an alleged infringement in accordance with this Section 3.5, and the Company reasonably believes such alleged infringement has a significant negative impact on the Licensed Business in the Territory, the Company shall, upon reasonable advance notice to Licensor, be entitled to institute administrative or legal proceedings to enjoin such alleged infringement and may, subject to Licensor’s approval, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b), enter into settlements with such infringing parties. The Company shall bear all costs and expenses of such administrative or legal proceedings and shall be entitled to retain all monetary recoveries or settlements obtained as a result; provided, however, that all such recoveries or settlements, after the deduction of all of the Company’s actual third party costs associated with any such proceeding and excluding any monetary recoveries or settlements solely representing harm to the reputation of the Company or that take into account the Royalty cost in the calculation of lost profits, shall be treated as Revenues hereunder for purposes of Section 5.1.

3.6 User Data. Any personal information and user data submitted by Customers or Web Site users or otherwise collected by the Company or its Subsidiaries (collectively, “User Data”) shall be jointly owned by Licensor and the Company. For the duration of the Term, Licensor shall have access to the User Data and the right to use such User Data solely for its internal purposes (such as market research) provided that it will not use the User Data to contact Customers or Web

Site users directly) and the Company and its Subsidiaries shall have the right to use such User Data in connection with the Licensed Business conducted in accordance with this Agreement, subject to Licensor’s approval, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b) ; provided, however, that upon the termination or expiration of this Agreement, the Company and its Subsidiaries shall immediately transfer and assign all such User Data to Licensor and Licensor shall become the sole owner of all User Data, and the foregoing restrictions shall cease to apply to Licensor’s use thereof. Once Licensor has approved a particular type of use of the User Data by the Company and its Subsidiaries in connection with the Licensed Business (an “Approved Use”), the Company shall be entitled to use User Data for all uses substantially similar to any Approved Use without obtaining further approval from Licensor.

3.7 Assignment of Licensed IP. Licensor shall reasonably notify the Company of any assignment of the Licensed IP and any such assignment shall be subject to the licenses set forth herein.

ARTICLE IV

KNOWLEDGE TRANSFER; ADDITIONAL SERVICES

4.1 Knowledge Transfer.

(a) In accordance with the terms of the license granted herein, Licensor shall provide the Company with representative information concerning the Licensed Techniques as used in the U.S. and any other relevant jurisdictions agreed by the Parties for the purposes of explaining to the Company the operation of the Licensed Business, including: (i) copies of representative program materials and related items used in Classes in the U.S. and such other jurisdictions agreed to by the Parties, as well as samples of manuals, instructional material and other literature published by Licensor in the U.S. and any other relevant jurisdictions agreed by the Parties, including, e.g., the Meeting Procedures Manual and Program & Service Reference Manual, and (ii) representative copies of recipes, meal plans and exercise techniques developed or approved by Licensor for introduction in Classes in the U.S. and such other jurisdictions agreed by the Parties. Licensor shall continue to supply such materials to the Company as and when they are revised by Licensor.

(b) Upon the reasonable request of the Company and at the Company’s sole cost and expense, Licensor shall arrange for the Company’s staff to participate in Licensor’s or its Affiliates’ regularly-scheduled training sessions and for visits by the Company’s staff to Classes outside the Territory.

(c) Upon the reasonable request of the Company, Licensor shall advise the Company of all products and services being offered for sale by Licensor in connection with the Approved Lines in the U.S. and such other jurisdictions agreed by the Parties, and provide any available printed marketing material describing such products and services.

(d) Upon the reasonable request of the Company, Licensor shall provide the Company with samples of select advertising and promotional materials used by Licensor in connection with the Approved Lines in the U.S. and such other jurisdictions agreed by the Parties.

4.2 Consultations. Upon the reasonable request of the Company, Licensor shall make reasonable good faith efforts to consult and cooperate regularly (but not more than once per month) with the Company for the purpose of sharing information about market trends, advertising, marketing and promotional activities and plans, the Company’s use of the Licensed Techniques and Licensed Materials, and program innovation plans in the U.S. or such other jurisdictions agreed by the Parties; provided, however, that after three (3) years from the Effective Date, Licensor’s obligation to consult with the Company under this paragraph shall be limited to not more than one consultation per quarter.

4.3 Additional Services.

(a) Throughout the Term, and subject to the terms and conditions of this Agreement, Licensor may, in its discretion, provide such additional services as the Company may, from time to time request pursuant to the procedures set forth herein (“Additional Services”). Additional Services may include the development or modification of the Licensed Techniques, market research, marketing advice and consulting, training, as well as any other services Licensor and the Company may mutually agree upon. All modifications to the Licensed IP and all materials provided by Licensor as a result of the Additional Services or the Web Site and Technology Services shall be considered “Licensed IP” and shall be exclusively owned by Licensor and licensed to the Company solely to engage in the Approved Lines pursuant to the terms of this Agreement. Notwithstanding the foregoing, subject to Sections 2.2 and 4.5, the Company shall be free to obtain such services from a third-party vendor or perform such services itself.

(b) Notwithstanding the provisions of Section 4.3(a) above, all work performed by Licensor in connection with the development and localization of Licensor’s food plan and food database, for the Territory prior to December 31, 2007 shall be performed at Licensor’s cost.

4.4 Additional Services Costs. In exchange for the provision of Additional Services, the Company shall pay to Licensor quarterly in arrears within thirty (30) days of receipt of a full and accurate itemized invoice (together with copies of the properly issued invoices provided by third party vendors for those third party vendor costs itemized in the Licensor invoice to the extent that such third party vendors have provided any properly issued invoices, provided that, Licensor shall use reasonable efforts to procure properly issued invoices from such third party vendors)

of such costs from Licensor, all fully-loaded costs incurred during the preceding quarter by Licensor in connection with Licensor’s provision of such Additional Services plus a fee of ten percent (10%) of all such fully-loaded costs; provided, however, such ten percent (10%) fee shall not apply to all travel and living expenses incurred during the provision of the Additional Services, which expenses shall be invoiced to the Company at cost.

4.5 Web Site and Technology Services.

(a) If the Company or any of its Subsidiaries requires any Web Site and Technology Services, the Company shall first notify Licensor in writing of such requirement and provide Licensor with the first opportunity to provide such Web Site and Technology Services. Licensor shall respond within thirty (30) days of receipt of any such notice from the Company indicating whether it wishes to provide the Web Site and Technology Services requested. All Web Site and Technology Services that may be provided to the Company or its Subsidiaries by Licensor shall be treated as Additional Services, and shall be invoiced in accordance with Section 4.4. Licensor shall provide the Web Site and Technology Services with the same quality of service as provided internally within Licensor’s business and to other franchisees, and Licensor shall not discriminate against the Company by unreasonably prioritizing Licensor’s internal projects at the expense of the Web Site and Technology Services requested by the Company. If Licensor grants the Company access to Licensor’s computer systems in connection with Licensor’s provision of the Web Site and Technology Services, the Company shall comply with all reasonable security measures and policies imposed by Licensor in connection with Licensor’s computer systems and shall indemnify Licensor for any losses incurred or damages suffered by Licensor resulting from or arising out of any breach by the Company of any such security measures or policies.

(b) In the event Licensor indicates that it does not wish to provide such Web Site and Technology Services, the Company shall, subject to the requirements of Section 4.6, be free to obtain such Web Site and Technology Services from a third-party vendor, subject to Licensor’s approval of the third party, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b), or perform such services itself.

(c) In the event that Licensor elects to use independent contractors located within the Territory to provide any of the Web Site and Technology Services referred to herein, such independent contractors shall be subject to the Company’s prior approval, which approval shall not be unreasonably withheld.

4.6 Standards for Web Site and Technology Services. In the event that Licensor elects not to provide any requested Web Site and Technology Services pursuant to Section 4.5 above, the Company shall ensure that all material aspects of the Web Sites (including the so called “look and feel” of the Web Sites, any advertising content, the operation and hosting thereof, and the applicable privacy policy and terms of use) comply with any and all Standards and Modifications, and the initial version of the Web Sites and any material changes thereto, whether such changes are material individually or in the aggregate, shall be subject to Licensor’s approval, which approval shall be obtained consistent with the terms and conditions of Section 6.4(b). Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use such industry-standard systems and technology as Licensor may require from time to time (including “gating” technology and address or credit card verification systems) to verify that all users of any Web Site are located within the Territory, and the Company and its Subsidiaries shall update, maintain and improve such technology and such address or credit card verification systems as necessary such that at all times during the Term these are consistent with industry standards then in effect.

ARTICLE V

ROYALTIES, ACCOUNTING AND AUDIT RIGHTS

5.1 Royalty. In consideration of the rights granted herein, the Company shall pay Licensor a royalty of ten percent (10%) on all Revenues of the Company or its Affiliates (the “Royalty”); provided, however, no Royalties shall be due on Revenues of the Company collected prior to the first anniversary of the Commercial Launch Date. For purposes of this Agreement, “Revenues” means all amounts collected by the Company or its Affiliates from non-affiliated third parties, without any deductions of any kind, including all (i) registration, attendance, subscription or other fees paid by Customers, (ii) payments received for Licensed Products, (iii) advertising revenues, (iv) revenues realized from the operation of any Web Site, and (v) other amounts received by the relevant party in connection with the Licensed Business; provided, however, Revenues shall not include business tax or value-added tax directly associated with the receipt of revenues for services or goods respectively. For the avoidance of doubt, the exclusion of taxes in the preceding sentence shall not apply to enterprise income tax or non-turnover taxes.

5.2 Payments. All payments shall be made by wire transfer to the account specified in writing by Licensor. To the extent permitted under applicable law, and after the deduction of only the tax amounts referred to in the next sentence, Royalties shall be payable in U.S. Dollars on or before the twentieth (20th) day following the close of each quarter. The Company shall be entitled to deduct from Royalties payable hereunder only the following amounts: (i) mandatory withholding taxes at the then applicable withholding tax rate in Hong Kong on royalty payments between Hong Kong and the U.S. associated with Licensor’s receipt of Royalties due hereunder; and (ii) any withholding tax or business tax on the royalties payable by any permitted sublicensees to the Company hereunder (the “Sublicense Royalties”) up to a rate equal to the aggregate of the withholding tax rate and the business tax rate applicable to the Sublicense Royalties as required under PRC Laws as of the date hereof, which, for purposes of clarity, are seven percent (7%) and five percent (5%) respectively based on a rate of Sublicense Royalties that is up to 11% (collectively, the “PRC Withholding Rate,” which PRC Withholding Rate, for the avoidance of doubt, is (up to 7% + up to 5%) * up to 11% = up to 1.32% of Revenues). It is understood and agreed that the Company shall bear, and shall not be entitled to deduct from Royalties payable to Licensor hereunder, any new tax imposed on, or any increase in tax rates of any existing taxes on, the Sublicense Royalties to the extent such new tax or such increase in tax rates results in any Sublicense Royalties being taxed at an aggregate rate that is greater than the PRC Withholding Rate. The Company shall assist Licensor in submitting any application for, exemption from or refund of tax deducted from the payment of such royalties.

5.3 Interest Calculation. Interest at an annual rate of the current U.S. prime rate as quoted by the Wall Street Journal (or a comparable source in the event the Wall Street Journal ceases to exist or fails to publish such exchange rate) shall accrue daily on any amount due hereunder, from the date upon which the payment is due up to but excluding the date of payment.

5.4 Accounting. The Company and its Affiliates shall maintain and preserve at their respective offices full, complete and accurate records, books of account and reports pertaining to the development and operation of the Licensed Business and of the performance of their obligations hereunder including, records and information relating to all Revenues earned in connection with the conduct of the Approved Lines, and other records and reports as periodically may reasonably be prescribed by Licensor (including monthly reports setting forth for the preceding month the number of Classes held, total Member enrollments, paid Member attendances, prepaid or recur bill memberships or subscriptions and total Product sales, and other reports substantially similar to those provided by Licensor’s licensees or franchisees). The Company and its Affiliates shall prepare for, and provide to, Licensor, on a basis consistent with generally accepted accounting principles in the United States, and otherwise as required by the laws of the Territory and such entity’s jurisdiction of formation: (a) within thirty (30) days following the close of each quarter of the Company’s and each Subsidiary’s fiscal year, a profit and loss account for such quarter for the Licensed Business and a report disclosing the net worth of the respective entity as of the end of such quarter; and (b) within forty-five (45) days following the close of the Company’s and each Subsidiary’s fiscal year, a fiscal year-end balance sheet, a profit and loss statement for such fiscal year, and a statement of changes in financial condition, prepared by the Company’s outside accountants. Such records shall be furnished to Licensor whether or not any Royalties are due and payable for the preceding fiscal quarter.

5.5 Audit Rights.

(a) Licensor, or its agents or representatives, shall have the right to inspect, audit and makes copies or extracts of the books and records of the Company and any Subsidiary. Licensor may conduct such audit upon providing a reasonable period of written notice to the Company, only during the Company’s or such Subsidiary’s, normal business hours and only at the place where the Company or such Subsidiary keeps the books and records to be examined. Licensor shall be entitled to conduct such audit once per calendar year or more frequently in circumstances where it has reason to believe there is a material inaccuracy in the calculation of the Royalty. All such audits shall be conducted at Licensor’s expense and shall not unreasonably disrupt the Company or such Subsidiary’s business activities; provided, however, if a discrepancy of five percent (5%) or more in the amount of Royalties paid to Licensor, which is in Licensor’s favor, is discovered during an audit, the Company shall reimburse Licensor for all of its costs and expenses reasonably incurred in connection with such audit. If such a discrepancy in Licensor’s favor is discovered during an audit, or otherwise by the Company, the Company shall immediately pay Licensor the full amount of such discrepancy, with interest calculated in accordance with the terms of Section 5.3. If a discrepancy in the Company’s favor is discovered during an audit, Licensor shall credit the full amount of such discrepancy against any Royalties owed to Licensor and, if no further Royalties are owed to Licensor at the time such discrepancy is discovered, Licensor shall reimburse the Company the full amount of such discrepancy. The audit rights set out in this Section 5.5(a) shall survive termination or expiration of this Agreement for a period of three (3) years after such termination or expiration.

(b) Licensor, or its agents or representatives, shall have the right to inspect, upon providing a reasonable period of written notice to the Company and only during normal business hours, the premises and any assets of the Company and its Subsidiaries for the purpose of monitoring compliance with this Agreement, and the Company and its Subsidiaries shall provide such other information as is reasonably required by Licensor in connection therewith. In the event that Licensor is no longer a shareholder in the Company, Licensor’s rights under this Section 5.5(b) shall be limited to no more than two inspections per calendar year.

ARTICLE VI

QUALITY CONTROL

6.1 Standards. Except as otherwise specifically provided herein, the Company and its Subsidiaries shall operate the Licensed Business in accordance with all of Licensor’s standards, specifications, guidelines, procedures and requirements as they may exist from time to time (the “Standards”) and any Modifications communicated to the Company by Licensor from time to time as though they were set forth in detail in this Agreement, including any such Standard or Modification relating to quality control, Licensed Techniques, and global or local brand image. The Company and its Subsidiaries shall accept such changes, modifications and additions to the Standards as Licensor deems necessary in its sole discretion, including any Modifications, and shall, as soon as reasonably practicable upon notification, modify its operation of the Licensed Business to comply with modified or newly developed Standards and to implement the Modifications (but in no event shall the time for compliance exceed one (1) year, unless the Parties otherwise agree). Licensor shall use good faith in promulgating, modifying and determining a time for implementation of the Standards and the Modifications to and for the Licensed Business, which Standards and Modifications shall not intentionally discriminate against the Company in relation to the other operations of Licensor and shall not be substantially inconsistent with the Standards and Modifications promulgated by the Licensor outside the Territory. The Company shall not be required to operate the Licensed Business in accordance with any Standards or Modifications (or changes, modifications or additions thereto) if the Company provides Licensor with a written opinion by reputable independent legal counsel in the Territory or Hong Kong (the “Company’s Local Counsel”) advising that compliance with such Standards or Modifications would cause the Company to be in breach of any laws of the Territory or Hong Kong and Licensor shall have ten (10) Business Days to review such opinion. During such review period, Licensor or Licensor’s counsel may suggest alternative means (the “Alternative Means”) by which compliance with the laws of the Territory or Hong Kong may be achieved. Upon receipt of Licensor or Licensor’s counsel’s suggestions relating to the Alternative Means, the Company may consult with the Company’s Local Counsel regarding the Alternative Means’ compliance with the law of the Territory or Hong Kong (as the case may be). If the Company does not provide to Licensor a written legal opinion from the Company’s Local Counsel indicating that the Alternative Means fail to comply with the law of the Territory or Hong Kong (as the case may be) as soon as reasonably practicable (but in no event more than ten (10) Business Days) after receiving the Licensor or Licensor’s counsel’s suggestions relating to the Alternative Means, the Company and its Subsidiaries shall accept the Alternative Means, and shall use reasonable commercial efforts to cooperate with the Alternative Means and to modify the Standards or Modifications as little as possible in order to achieve compliance with the law of the Territory or Hong Kong. If the Company provides to Licensor a written legal opinion from the Company’s Local Counsel indicating that the Alternative Means fail to comply with the law of the Territory or Hong Kong (as the case may be) as soon as reasonably practicable (but in no event more than ten (10) Business Days) after receipt of Licensor or Licensor’s counsel’s suggestions relating to the Alternative Means, the Company and its Subsidiaries shall not be required to comply with any such Standards or Modifications that violate the law of the Territory or Hong Kong. If the Company proposes to implement any new or modified marketing or operating policy not generally addressed by the Standards, the Company shall obtain Licensor’s prior approval of such policy, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b).

6.2 Operating Manual. The Company shall compile, in compliance with the Standards, an operating manual for the Licensed Business (the “Operating Manual”) setting forth, in one or more of the languages of the Territory, the Licensed Techniques for the Territory. Prior to the Company’s or its Subsidiaries’ use of the Operating Manual or any modification to or translation of Operating Manual the Company shall obtain Licensor’s approval, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5. The compilation, and all modifications and translations, of the Operating Manual shall be at the Company’s sole expense.

6.3 Modification of Standards. If the Company’s Local Counsel in the Territory advises the Company that any exemption from, or modification to, the Standards is required for the Company to comply with, or operate the Licensed Business in accordance with, the laws of the Territory, the Company shall provide Licensor with a written opinion from the Company’s Local Counsel detailing any such exemption or modifications prior to implementation (the “Counsel Modified Standards”) and Licensor shall have ten (10) Business Days to review such opinion. During such review period, Licensor or Licensor’s counsel in the Territory may suggest alternative means (the “Alternative Means of Modification”) by which compliance with the laws of the Territory may be achieved. Upon receipt of Licensor or Licensor’s counsel’s suggestions relating to the Alternative Means of Modification, the Company may consult with the Company’s Local Counsel regarding the Alternative Means of Modification’s compliance with the law of the Territory or Hong Kong (as the case may be). If the Company does not provide to Licensor a written legal opinion from the Company’s Local Counsel indicating that the Alternative Means of Modification fail to comply with the law of the Territory or Hong Kong (as the case may be) as soon as reasonably practicable (but in no event more than ten (10) Business Days) after receipt of Licensor or Licensor’s counsel’s suggestions relating to the Alternative Means of Modification, Licensor may modify the Standards to comply with the Alternative Means of Modification and the Alternative Means of Modification shall form part of the Standards, and the Company and its Subsidiaries shall use reasonable commercial efforts to cooperate with the Alternative Means of Modification and to modify the Standards as little as possible in order to achieve compliance with the law of the Territory. If the Company provides to Licensor a written legal opinion from the Company Local Counsel indicating that the Alternative Means of Modification fail to comply with the law of the Territory or Hong Kong (as the case may be) as soon as reasonably practicable (but in no event more than ten (10) Business Days) after receipt of Licensor or Licensor’s counsel’s suggestions relating to the Alternative Means of Modification, Licensor shall modify the Standards to comply with the Counsel Modified Standards and the Counsel Modified Standards shall form part of the Standards. Any other exemption or modification of the Standards shall be subject in all respects to the prior approval of Licensor, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.5(b); provided, however, that if any proposed exemption or modification is rejected, the Company may appeal Licensor’s decision to the CEO of Licensor, whose decision shall be final.

6.4 Approval of Company Materials.

(a) All materials distributed by, or on behalf of, the Company or its Subsidiaries, including materials distributed to Customers in Classes, all print publications produced by or on behalf of the Company, all content published or displayed via the Electronic Medium, all advertising, promotional or public relations materials, and all Licensed Product packaging bearing any Licensed IP (collectively, the “Company Materials”), shall be submitted to Licensor for approval, which approval shall be obtained consistent with the terms and conditions set forth in Section 6.4(b), and the Company shall neither sell nor use any Company Materials that have not previously been approved by Licensor. Licensor shall use its reasonable efforts to review and comment upon and, if practicable, make suggestions with respect to proposed materials submitted by the Company in accordance with this Section 6.4(a).

(b) Licensor shall notify the Company of Licensor’s approval or disapproval (and in the event of disapproval, of the reason therefor) of Company Materials submitted to Licensor for approval within ten (10) days after Licensor’s receipt thereof; provided, however, that the period for approval of packaging for Food and Beverage Products shall be twenty-one (21) days. If Licensor does not notify the Company of its approval or disapproval within such ten (10) or twenty-one (21) day period, as applicable, then the submitted item shall be deemed approved; provided, however, that Licensor shall have the right, at any time, to withdraw any approval granted by Licensor hereunder if Licensor determines in its sole good faith discretion that the item previously approved ceases to conform to Licensor’s Standards as they may exist from time to time, in which case the Company and its Subsidiaries shall not, and shall not authorize the printing or other reproduction or dissemination of additional copies of such Company Materials and, if reasonable, shall promptly discontinue the promotion or use of such Company Materials. In the event Licensor withdraws its approval, the Company may continue to use and distribute such Company Materials and sell such Food and Beverage Products that were produced prior to the date Licensor withdrew its approval and the Company shall not be required to recall any Food and Beverage Products that were sold prior to the withdrawal of the approval except in the case when such withdrawal of approval is related to a health or safety issue or is required by applicable law.

6.5 Other Approvals.

(a) Prior to the offering of any Class Product by the Company or any Subsidiary, the Company shall submit to Licensor for approval, which approval shall be obtained consistent with the terms and conditions set forth in Section (b), (i) samples, or where samples are not available, a detailed description of such Class Product, and (ii) where such Class Product is a Food and Beverage Product, documentation describing the formulation and ingredients of such Class Product.

(b) Licensor shall notify the Company of Licensor’s approval or disapproval (and in the event of disapproval, of the reason therefor) of all items other than Company Materials submitted to Licensor for approval within forty-five (45) days after Licensor’s receipt thereof. If Licensor does not notify the Company of its approval or disapproval within such forty-five (45) day period, then the submitted item shall be deemed approved; provided, however, that Licensor shall have the right, at any time, to withdraw any approval granted by Licensor hereunder if Licensor determines in its sole good faith discretion that the item previously approved ceases to conform to

Licensor’s Standards as they may exist from time to time, in which case the Company shall discontinue the conduct or distribution of the activity or item in question as soon as reasonably practicable, depending upon the nature of the item.

6.6 Standard for Approvals. Except as otherwise expressly set forth herein, all approvals to be exercised by Licensor must be in writing and may be granted or withheld by Licensor in its sole good faith discretion.

6.7 Food and Beverage Products. Notwithstanding any other provision in this Agreement, all of the rights granted herein to the Company to use the Licensed Marks in connection with Food and Beverage Products shall be subject to the License Agreement dated September 29, 1999, by and between WW Foods, LLC and Licensor as set out in Annex 1 (“F&B License Agreement”). Without limiting the foregoing:

(a) The Food and Beverage Products shall comply with the Standards, including the Weight Watchers Quality Control Standards, and shall be in conformance with good manufacturing practices.

(b) The Company and its Subsidiaries shall comply in all material respects with any and all laws, regulations, governmental decrees and orders which are applicable to the manufacture, marketing, distribution or sale of the Food and Beverage Products.

(c) The Company and its Subsidiaries shall ensure that proper notice is placed on all labels, advertising and promotional materials carrying the LLC Marks with respect to Food and Beverage Products stating that such LLC Marks are the registered trademarks of WW Foods LLC and, when appropriate or required by local law, such use is under license.

(d) Neither the Company nor its Subsidiaries shall exercise any rights granted hereunder with respect to Food and Beverage Products in any manner that would have a material tendency to denigrate or otherwise diminish the value of the LLC Marks.

(e) On twenty-one (21) days’ prior written notice from Licensor and not more than once per calendar year, the Company and its Subsidiaries, as applicable, shall permit Licensor, or its agents or representatives, during normal business hours and accompanied by a representative of the Company or its Subsidiaries, to visit those areas of their respective factories and premises at which the Food and Beverage Products are manufactured or distributed to ascertain compliance with the provisions hereof. In connection with such visits, Licensor or its agents or representatives may review appropriate documentation to ascertain such compliance.

(f) In the event of a recall of a Food and Beverage Product, the Company or its Subsidiaries will inform Licensor and Licensor agrees that the handling of such matter will be the responsibility of the Company and its Subsidiaries.

(g) To the extent that the Company or any Subsidiary utilizes the services of a third party manufacturer pursuant to Section 2.2 to produce Food and Beverage Products, the Company or such Subsidiary will ensure that the agreement with such manufacturer contains provisions consistent with this Section 6.7.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Licensor Representations and Warranties. Licensor hereby represents and warrants to the Company that (i) Licensor has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) the execution, delivery and performance of this Agreement has been duly authorized by Licensor in accordance with all requisite legal power (including business and corporate power) and authority and this Agreement constitutes a legal, valid and binding obligation, enforceable against Licensor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and that enforcement may be limited by general principles of equity; (iii) Licensor’s execution, delivery and performance does not violate, contradict or cause a breach of, or default under, any contract or agreement to which it is a party, or violate any decree order or judgment to which it is a party or otherwise bound or any law or regulation applicable to it; (iv) no consent from, filing with, or notice to any person or entity is required in connection with its execution, delivery and performance of this Agreement; (v) Licensor owns or has the right to license to the Company the material Licensed Marks and all other material Licensed IP as contemplated by this Agreement, and the use by the Company of the material Licensed IP as contemplated hereby, does not violate or infringe the intellectual property rights, privacy rights or other rights of any third party in the Territory; (vi) to Licensor’s knowledge, Licensor owns or has the right to license to the Company all non-material Licensed Marks and non-material Licensed IP as contemplated by this Agreement, and the use by the Company of the non-material Licensed IP as contemplated hereby, does not violate or infringe the intellectual property rights, privacy rights or other rights of any third party in the Territory; and (vii) to Licensor’s knowledge, there are no pending actions or legal proceedings or any claims by a third party that would adversely affect the abilities of Licensor to grant the rights granted, and perform its obligations, under this Agreement.

7.2 Company Representations and Warranties. The Company hereby represents and warrants to the Licensor that (i) the Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder; (ii) the execution, delivery and performance of this Agreement has been duly authorized by the Company in accordance with all requisite legal power (including business and corporate power) and authority and this Agreement constitutes a legal, valid and binding obligation, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, moratorium, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and that enforcement may be limited by general principles of equity; (iii) the Company’s execution, delivery and performance does not violate, contradict or cause a breach of, or default under, any contract or agreement to which it is a party, or violate any decree order or judgment to which it is a party or otherwise bound or any law or regulation applicable to it; (iv) no consent from, filing with, or notice to any person or entity is required in connection with its execution, delivery and performance of this Agreement;

7.3 Licensor’s Covenant. Licensor shall not knowingly exercise its approval rights hereunder in a way which will cause the Company to violate any applicable law.

7.4 Company’s Covenant. The Company hereby agrees that:

(a) the Company and its Subsidiaries will conduct the Licensed Business in compliance with all laws and regulations applicable to the Licensed Business, provided, however, if the Company notifies Licensor that it intends to provide a written opinion from the Company’s Local Counsel stating that any exemption from, or modification to, the Standards is required for the Company to comply with, or operate the Licensed Business in accordance with the laws of the Territory, then the Company shall not be in breach of this covenant by continuing to comply with the existing Standards during the period from the date on which the Company provides such notice to Licensor and ending on the date that either the Counsel Modified Standards or the Alternative Means of Modification has been adopted in order for the Standards to comply with the laws of the Territory; and

(b) the Company shall use the Licensed IP in accordance with the provisions of this Agreement and in accordance with any approvals granted by Licensor hereunder.

ARTICLE VIII

ASSIGNMENT

8.1 By the Company. Except as set forth in the Joint Venture Agreement, the Company shall not Transfer (by operation of law or otherwise),this Agreement or any of its rights or obligations under this Agreement to any Person without Licensor’s prior written consent. Any purported Transfer in violation of the preceding sentence shall be null and void ab initio. For the purposes of clarity, the Parties understand and agree that Licensor shall be entitled to Transfer (by operation of law or otherwise), this Agreement or any of its rights or obligations under this Agreement without the Company’s consent, provided that such Transfer does not alter the rights licensed to the Company hereunder as such rights may exist immediately prior to such Transfer.

ARTICLE IX

CONFIDENTIALITY

9.1 Confidentiality Obligation. The Receiving Party recognizes and acknowledges the competitive value and confidential nature of the Confidential Information and the damage that would result to the Disclosing Party and its Affiliates if any of the Confidential Information were to be disclosed to any third party. The Receiving Party hereby agrees that the Confidential Information shall be used solely for the purposes expressly set forth in this Agreement and that all of the Confidential Information shall be kept confidential by the Receiving Party; provided that any such information may be disclosed only to the Receiving Party and its respective officers, directors, employees, agents, Affiliates, subcontractors, representatives, advisors and consultants (such Persons hereinafter collectively being referred to as “Representatives”), who are actually engaged in, and need to know, the Confidential Information for the purposes expressly set forth in this Agreement, who have been informed of the confidential nature of the Confidential Information, who have been advised that such information is to be kept confidential and who have entered into enforceable written confidentiality agreements with the Receiving Party agreeing that Confidential Information shall not be used for any other purpose. The Receiving Party agrees that it shall (a) cause its Representatives to observe all terms of this Agreement, and (b) be responsible for any breach of this Agreement by any of its Representatives.

9.2 Remedies. The Receiving Party acknowledges and agrees that the Disclosing Party would be irreparably damaged by any unauthorized disclosure or use of any Confidential Information in violation of this Article X. Without prejudice to the rights and remedies otherwise available to the Disclosing Party, the Receiving Party, therefore, agrees that the Disclosing Party shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including an injunction or specific performance, in the event of any breach or threatened breach of the provisions of this Article X by the Receiving Party or its Representatives. Such remedies shall not be deemed to be exclusive remedies but shall be in addition to all other remedies available at law or equity to the Disclosing Party.

9.3 Disclosure Required by Law. In the event that the Receiving Party or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigation, demand, order or other legal process) to disclose any of the contents of the Confidential Information, the Receiving Party shall use commercially reasonable efforts to (i) promptly notify Disclosing Party prior to any such disclosure to the extent practicable and (ii) cooperate with Disclosing Party in any attempts it may make to obtain a protective order or other appropriate assurance that confidential treatment shall be afforded to the Confidential Information.

9.4 Return of Confidential Information. Upon the expiration or termination of this Agreement for whatever reason, the Receiving Party shall return to the Disclosing Party all Confidential Information (including all copies thereof) received by it or its Representatives prior to the termination of this Agreement. To the extent that it is impractical to return any Confidential Information as provided above, such Confidential Information (including all copies thereof) may be destroyed, and the Receiving Party shall certify in writing to the Disclosing Party that it has destroyed or returned all such Confidential Information (including all copies thereof).

ARTICLE X

TERM AND TERMINATION

10.1 Term. The Agreement shall have an initial term of ten (10) years from the Effective Date, and shall automatically renew for successive ten (10) year periods, unless terminated earlier for cause by one of the Parties in accordance with the terms and conditions set forth in Section 11.2 below. (The initial term and any renewal term shall be collectively referred to as the “Term”).

10.2 Termination. Without limiting any other termination right available to the Parties at law or equity, this Agreement may immediately be terminated for cause by either Party by delivery of written notice to the other Party if the Joint Venture Agreement is terminated in accordance with Section 13.3(b) or 13.3(c) of the Joint Venture Agreement, or as follows:

(a) If Licensor does not Control (as such term is defined in the Joint Venture Agreement) the Company, Licensor may terminate this Agreement if a Licensor Termination Trigger (as defined in clause (c) below) occurs;

(b) If Licensor Controls (as such term is defined in the Joint Venture Agreement) the Company, Licensor may only terminate this Agreement if: (1) a Licensor Termination Trigger occurs and (2) such Licensor Termination Trigger occurred as a direct or indirect result of DAP (or any of its Affiliates, or any Person acting on their behalf) acting in bad faith or engaging in willful misconduct in connection with the operation of the Licensed Business of the Company or intentionally breaching any obligation to the Company;

(c) Each of the following shall constitute a “Licensor Termination Trigger”:

(i) the Company or any of its Subsidiaries fails to use the Licensed IP for a continuous period of at least six months;

(ii) the Company or any of its Subsidiaries commits, and fails to cure within thirty (30) days following Licensor’s written notice thereof, (A) a willful breach of any material term or condition, or (B) a breach of a material term or condition, which if uncured would likely would cause all or a portion of the Licensed IP to be abandoned, deemed invalid or unenforceable;

(iii) the Company or any of its Subsidiaries fails to correct a breach of any material term or condition within one hundred eighty (180) days of receiving the first written notice thereof, provided that Licensor has provided at least two written notices of such breach;

(iv) the Company or any of its Subsidiaries commits a breach of the same material term or condition three or more times within any five (5) year period, provided that Licensor has provided written notice of each such breach; or

(v) the Company or any of its Subsidiaries becomes insolvent; makes an assignment for the benefit of creditors; files a voluntary petition in bankruptcy or fails to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent.

(d) The Company may terminate this Agreement if Licensor:

(i) at any time during the Term, commits and fails to cure, within ninety (90) days following the Company’s written notice thereof, a breach of a material term or condition of this Agreement, which breach, if uncured, would likely negatively affect the exclusivity of the license grant to the Company provided herein;

(ii) at any time during the Term, commits and fails to cure, within ninety (90) days following the Company’s written notice thereof, a breach of a material term or condition under the Agreement, which breach, if uncured, would likely affect the Company’s ability to operate the Licensed Business or reach any of the MPTs or Milestones (each as defined in the Joint Venture Agreement);

(iii) commits a breach of the same material term three or more times within any five (5) year period, provided that the Company has provided written notice of each such breach; or

(iv) becomes insolvent; makes an assignment for the benefit of creditors; files a petition in bankruptcy or fails to contest the material allegations of any such pleading filed against it, or is adjudicated a bankrupt or insolvent.

10.3 Effect of Termination. Upon expiration or termination of this Agreement, this Agreement shall, subject to Section 11.7, immediately terminate and be of no further force and effect, all rights granted to the Company hereunder shall automatically revert to Licensor and the Company shall immediately cease any and all use of the Licensed IP. In the event of termination of this Agreement for any reason, the Joint Venture Agreement shall terminate.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or two Business Days after it is sent for next business day delivery via a reputable international overnight courier service, or deemed dispatched immediately after it is sent by facsimile transmission properly addressed and dispatched and a transmission report confirming dispatch is received, in each case to the intended recipient as set forth below:

(a)	If to the Licensor:

Weight Watchers International, Inc.

11 Madison Avenue, 17th Floor

New York, NY 10010

Attention: Jeffrey Fiarman, General Counsel

Facsimile: (212) 589-2601

Copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Martin Flumenbaum

Facsimile: (212) 757-3990

(b)	If to Company:

12/F, Ruttonjee House

11 Duddell Street, Central, Hong Kong

Attention:     Chief Executive Officer

Facsimile:     (852) 2845 9198

Copy to:

c/o Danone Asia-Pacific Management Co., Ltd.

19th Floor, Kerry Center

1515 Nanjing Road (W)

Shanghai 200040, PRC

Attention:     David Flavell, General Counsel

Facsimile:     86-21-5298-6800

Copy to:

Baker & McKenzie

Unit 1601, Jin Mao Tower

88 Century Avenue

Pudong, Shanghai 200121

Attention:     Howard H. Wu

Facsimile:     86-21-5047-0020

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is received by the Party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth. Any notice, request, demand, claim, or other communication hereunder or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict, the English version shall prevail.

11.2 Further Assurances. The Company and its Subsidiaries agree to execute and deliver, at Licensor’s expense, such assignments, intellectual property right applications, licenses, and other documents as Licensor may direct and to cooperate fully with Licensor, both during and after the Term, to enable Licensor to secure and maintain in any and all countries the intellectual property rights described and granted to Licensor in Sections 2.6, 3.2, 3.6 and 4.3 of this Agreement.

11.3 Binding Effect. This Agreement shall be binding upon the permitted successors and assigns of the parties.

11.4 Force Majeure. Neither of the Parties shall be liable to the other Party for any loss, injury, delay, damages or other casualty suffered or incurred by such other Party arising out of any delay, inability to perform or interruption of its performance of its obligations under this Agreement as a result of any circumstances beyond its reasonable control, including epidemic, incident or threat of war or terrorism, earthquake, storm, flood, fire or other act of God, strike or lock-out, the effect of any change in applicable laws, orders, rules and regulations of any government or competent authority or any failure of utilities or telecommunications service interruption (any such event, a “Force Majeure Event”), and failure or delay by any Party in performing any of its obligations under this Agreement due to a Force Majeure Event shall not be considered as a breach of this Agreement; provided, however, that the Party suffering such Force Majeure Event shall notify the other Party in writing promptly after the occurrence of such Force Majeure Event and shall, to the extent reasonable and lawful, use its best efforts to remove or remedy the Force Majeure Event. Licensor acknowledges that events of Force Majeure shall not affect its ability to comply with its obligations under Sections 2.1 and 2.3(a). Following a notice of a Force Majeure Event in accordance with this Section 11.4, and while the Force Majeure Event continues, the obligations which cannot be performed because of the Force Majeure will be suspended, other than any obligation to pay money.

11.5 Awareness of Adverse Facts. Any of the Parties that becomes aware of a fact that has occurred, which could in any way adversely affect or impair the rights of the other Party or the fulfillment of any of the obligations undertaken herein in any material respect, shall promptly inform the other Party of such fact.

11.6 Dispute Resolution.

(a) In the event of a dispute, the Parties shall work together in good faith to resolve their dispute for such time as may be agreed by the involved Parties or, if the involved Parties cannot agree, then for fifteen (15) days from the date of written notice by either Party first describing the applicable dispute. If the Parties are unable to resolve such dispute within the applicable period, the most senior executive officer of the Company and the Chief Operating Officer or Chief Executive Officer of Licensor (or an authorized representative thereof) (each such designee, a “Resolution Representative”) shall meet to resolve the dispute in good faith. If the Resolution Representatives of the involved Parties are unable to resolve such dispute within fifteen (15) days following referral of such dispute pursuant to this Section 11.6(a), then such dispute shall be resolved by arbitration in accordance with the procedures set forth in Section 11.6(b) below.

(b) Any dispute, controversy or claim for damages or otherwise, arising out of or in connection with this Agreement, or any modification or termination thereof, that is not resolved by the Parties in accordance with the procedures described in Section 11.6(a) above shall be finally settled by binding arbitration between the Parties as provided herein. The place of arbitration shall be New York, New York, and the arbitration shall be conducted in the English language. The arbitration shall be conducted in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (the “Rules”) by a panel of three arbitrators (the “Arbitrators”). Each participating Party shall nominate in the request and answer, respectively, one arbitrator. If a claimant or respondent fails to nominate an arbitrator, the appointment of the arbitrator shall be made in accordance with the Rules. Within and no later than thirty (30) days after the nomination or appointment of the second arbitrator, the two arbitrators shall agree upon and nominate the third arbitrator, who shall act as Chairman of the panel; provided that, if the two arbitrators are unable to agree upon the identity of the third arbitrator, then the third arbitrator shall be appointed in accordance with the Rules. Each participating Party shall pay its own costs for the arbitration, with the cost of the Arbitrators to be equally divided between the participating Parties; provided that the Arbitrators may, in their discretion, award reasonable attorneys’ fees and expenses to the prevailing Party. The Arbitrators shall have no authority to award punitive damages or any other damages not measured by the prevailing Party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. A judgment upon an award may be entered in any court having jurisdiction. Neither a Party nor the Arbitrators may publicly disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the other participating Party.

(c) Notwithstanding any other provision in this Agreement, a Party shall not be required to engage in the dispute resolution procedure set forth above or to seek arbitration, but shall have the right to immediately file an action and, without prejudice to any other rights and remedies of the Party seeking relief, shall be entitled to the entry of temporary, preliminary and permanent injunctive relief, if (i) in the case of Licensor, (A) the Company exceeds the scope of the license granted pursuant to Section 2.1 of this Agreement, or (B) fails to materially comply with the Standards or the Modifications in a manner that could cause irreparable harm to any Licensed IP; (ii) in the case of the Company, Licensor breaches, or the Company has reasonable grounds to believe Licensor may breach, Section 2.3(a); or (iii) either Party determines in its sole discretion that such an action is necessary or appropriate to protect its rights under ARTICLE IX.

11.7 Survival. The following sections and articles shall survive the termination or expiration of this Agreement: ARTICLE I, Sections 3.3, 5.5(a) (but only to the extent set out in that Section), ARTICLE IX, Sections 11.1, 11.2, 11.6, 11.7 and 11.14.

11.8 Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

11.9 Amendments.

(a) This Agreement shall not be amended, altered or changed except by a written agreement signed by the Parties. Unless expressly agreed, no amendment shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of amendment, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so amended.

(b) No delay on the part of any Party in exercising any right hereunder shall operate as a waiver thereof, nor shall any waiver, express or implied, by any Party of any right hereunder or of any failure to perform or breach hereof by any other Party constitute or be deemed a waiver of any other right hereunder or of any other failure to perform or breach hereof by the same or any other Party, whether of a similar or dissimilar nature.

11.10 Severability. If any provision of this Agreement is or is held to be invalid or unenforceable, then to the extent of its invalidity or unenforceability it shall have no effect and shall be deemed not to be included in this Agreement, and the remaining provisions of this Agreement shall not be invalidated. The Parties shall then use all reasonable efforts to replace the invalid or unenforceable provision by a valid provision the effect of which is as close as practicable to the intended effect of the invalid or unenforceable provision.

11.11 No Constructive Waiver of Rights. Failure of a Party to exercise any of its rights under this Agreement shall in no way be considered a waiver of the right to so exercise at any later time.

11.12 No Agency. Nothing in this Agreement (or any of the arrangements contemplated by it), save as may be expressly set out in it, constitute any Party the agent of the other Party for any purpose. Unless the Parties agree otherwise in writing, none of them shall (a) enter into contracts with any Person as agent for the other Party or (b) describe itself as such an agent or in any way hold itself out as being such an agent.

11.13 Counterparts. This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

11.14 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York without regard to any choice of law or conflict of law, choice of forum or provision, rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Each Party irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11.1.

11.15 Language. This Agreement shall be drafted and executed in the English language.

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Signatures appear on the next page]

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Agreement as of the date first written above.

Weight Watchers International, Inc.

By:	/s/ Jeffrey A. Fiarman
Name: Jeffrey A. Fiarman
Title: EVP, General Counsel & Secretary

Weight Watchers Danone China Limited

By:	/s/ Matthew Mouw
Name: Matthew Mouw
Title: CEO

Signature Page to Intellectual Property License Agreement

SCHEDULE A

LLC MARKS

(1) The following registered trademarks and service marks:

Mark	Country	Reg. No.	Class
WEIGHT WATCHERS	China	874745	29
WEIGHT WATCHERS	China	847219	30
WEIGHT WATCHERS	China	847262	32

(2) Such other common law trademarks, trademark applications and trademark registrations within the LLC Classes that may be acquired by or contributed to WW Foods, LLC from time to time.

S-A

ANNEX 1

F & B LICENSE AGREEMENT

A-1